EXHIBIT 99.1

News Release

Coley Contact:	Dynavax Contact:
Susan Hager	Shari Annes
Senior Director, Investor Relations and	Investor Relations
Corporate Communications	Public Relations
+1.781.431.9079	+1-650-888-0902
shager@coleypharma.com	sannes@dynavax.com

Media Contact:
Karen L. Bergman or
Michelle Corral
BCC Partners
+1.650.575.1509 or +1.415.794.8662
kbergman@bccpartners.com
mcorral@bccpartners.com

For Immediate Release

Coley Pharmaceutical Group Grants Dynavax

License for Commercialization of HEPLISAV™

Wellesley, MA and Berkeley, CA, June 28, 2007 – Coley Pharmaceutical Group, Inc. (Nasdaq: COLY) and Dynavax Technologies Corporation (Nasdaq: DVAX) today announced they have entered into a license agreement relating to certain TLR Therapeutics™ patents from Coley.

Under the terms of the agreement, Dynavax receives a non-exclusive license under Coley’s immunostimulatory oligonucleotide patent estate for the commercialization of HEPLISAV™, a hepatitis B prophylactic vaccine, currently in Phase 3 clinical trials. Coley will receive a $5.0 million up-front payment. Coley is also eligible to receive up to an additional $5.0 million upon regulatory approvals of HEPLISAV, as well as royalty payments for any future sales of HEPLISAV.

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About HEPLISAV and Hepatitis B

HEPLISAV is currently being evaluated in a Phase 3 clinical trial in Canada and in Europe. The multi-center trial, known as PHAST (Phase 3 HeplisAv Short-regimen Trial), is comparing a two-dose regimen of HEPLISAV administered at 0 and 1 month to the conventional three-dose regimen of Engerix-B®. The enrollment target of the study is approximately 2,000 subjects, ages 11 to 55 years. Dynavax expects to submit a BLA in 2008 for approval of the product with a database of approximately 4,000 patients

In several previous clinical studies, HEPLISAV has been shown to provide seroprotection against hepatitis B faster and with fewer doses than conventional hepatitis B vaccines. Additionally, HEPLISAV has provided 100% seroprotection in all subjects who have received the full regimen, including those who are difficult-to-immunize.

About Coley’s TLR Therapeutics™

Coley’s TLR Therapeutics are a new class of investigational drug candidates that target certain immune cells through Toll-like receptors. The patents licensed today to Dynavax relate to Coley’s Toll-like receptor 9 (TLR9) agonist technology that induce enhanced antigen-specific antibody and T-cell immune responses when used in combination with vaccines. Coley’s TLR9 agonist drug candidate has been included in approximately 35 clinical trials of vaccines in development for use in various cancer indications, infectious diseases and biowarfare defense. The most advanced clinical program with Coley’s TLR9 agonist vaccine adjuvant candidate is a planned Phase III clinical trial under the direction of GlaxoSmithKline (GSK) as part of a treatment for resectable, early stage lung cancer.

About Coley Pharmaceutical Group

Coley Pharmaceutical Group, Inc. is an international biopharmaceutical company, headquartered in Wellesley, Massachusetts, USA, that discovers and develops TLR Therapeutics™, a new class of investigational drug candidates that direct the human immune system to fight cancers, asthma and allergic diseases and to enhance the effectiveness of vaccines. Coley has established a pipeline of TLR Therapeutic product candidates currently advancing through clinical development with partners and has additional product candidates in preclinical development. Coley has product development, research and license agreements with Pfizer, sanofi-aventis, GSK, Novartis Vaccines, Merck and the United States government. For further information on Coley Pharmaceutical Group please visit www.coleypharma.com.

About Dynavax

Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative TLR9 agonist-based products to treat and prevent infectious diseases, allergies, cancer, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. The company’s TLR9 agonists are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Dynavax’s pipeline includes: HEPLISAV, a hepatitis B vaccine in Phase 3; TOLAMBA(TM), a ragweed allergy immunotherapeutic; a therapy for non-Hodgkin’s lymphoma (NHL) in Phase 2 and for metastatic colorectal cancer in Phase 1; and a therapy for hepatitis B also in Phase 1. A preclinical asthma and COPD program is partnered with AstraZeneca. The National Institutes of Health (NIH) partially funds preclinical work on a vaccine for influenza; Symphony Dynamo, Inc., funds the company’s colorectal cancer trials and a preclinical hepatitis C therapeutic program. While the NIH and Symphony provide program support, Dynavax has retained rights to seek strategic partners for future development and commercialization. For more information, please visit http://www.dynavax.com.

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Safe Harbor Statements

Certain statements in this news release concerning Coley’s business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those relating to royalty payments for any future product sales involving HEPLISAV. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Coley might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; uncertainties as to the future success of ongoing and planned clinical trials; the risk that results from early stage clinical trials may not be indicative of results in later stage trials; the unproven safety and efficacy of products under development; intellectual property rights and litigation; competitive products; and other risks identified in Coley’s filings with the Securities and Exchange Commission including, but not limited to, Coley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Coley undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

This press release contains forward-looking statements concerning Dynavax that are subject to a number of risks and uncertainties, including statements about Dynavax’s HEPLISAV hepatitis B vaccine and financial terms of its agreement with Coley. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Dynavax’s business, including difficulties or delays in development; achieving the objectives of collaborative and licensing efforts; and obtaining regulatory approval for HEPLISAV; the scope and validity of patent protection; possible claims based on the patent rights of others; the ability to obtain additional financing to support operations; and other risks detailed in the “Risk Factors” section of Dynavax’s Quarterly Report on Form 10-Q. Dynavax undertakes no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

TLR Therapeutics is a trademark of Coley Pharmaceutical Group. HEPLISAV is a trademark of Dynavax Technologies Corporation. All other trademarks are the property of their respective holders.

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